UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2010

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 460

San Jose, CA 95110

(408) 570-9700

(Addresses, including zip code, and telephone numbers,

including area code, of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 20, 2010, Selectica, Inc. (the “Company”) announced that it had completed the process of soliciting indications of interest to purchase additional shares of the Company’s common stock (the “Common Stock”) previously described on the Company’s Current Report on Form 8-K, filed March 23, 2010. Two of the Company’s stockholders have indicated an interest in increasing their beneficial ownership without becoming “Acquiring Persons” within the meaning of the Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent, dated January 2, 2009, as amended (the “Rights Agreement”). The Review Committee (the “Committee”) of the Company’s Board of Directors has determined that such increases in beneficial ownership would not jeopardize the value of the Company’s net operating loss carry forwards, treat all stockholders fairly and equitably, maximize stockholder value and avoid the loss of the Company’s ability to achieve a control premium for all stockholders in the future. As a result, the Committee has granted an exemption under the Rights Agreement to the two stockholders such that each may acquire beneficial ownership of up to 20% of the Company’s outstanding Common Stock; provided, however, that any acquisition of beneficial ownership in excess of 15% of the Company’s outstanding Common Stock will only be permitted if such party enters into a voting agreement with the Company pursuant to which the shares subject to the agreement will be voted to mirror the votes (pro and con) of all stockholders not subject to such an agreement and provided, further, that any such purchases must be made on or prior to November 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.

DATE: April 23, 2010	By:	/s/ TODD SPARTZ
Todd Spartz
Chief Financial Officer